UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 647-2750

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
PulteGroup, Inc. 2013 Stock Incentive Plan
At the 2013 Annual Meeting of Shareholders of PulteGroup, Inc. (the “Company”) held on May 8, 2013 (the “2013 Annual Meeting”), the Company's shareholders approved the PulteGroup, Inc. 2013 Stock Incentive Plan (the “2013 Plan”), which had been previously approved by the Company's Board of Directors (the “Board of Directors”), subject to shareholder approval. The following paragraphs provide a summary of certain terms of the 2013 Plan. The 2013 Plan is set forth in its entirety as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The purposes of the 2013 Plan are: (i) to align the interests of the Company's shareholders and recipients of awards under the 2013 Plan by increasing the proprietary interest of such recipients in the Company's growth and success; (ii) to advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors, consultants, independent contractors, and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders. The Compensation Committee of the Board of Directors administers the 2013 Plan and will designate the eligible award recipients under the 2013 Plan.
Under the 2013 Plan, the Company may grant: (i) non-qualified stock options; (ii) “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code); (iii) stock appreciation rights (“SARs”); (iv) restricted stock, restricted stock units, and unrestricted stock awards (“Stock Awards”); and (v) performance awards. Subject to the terms and conditions of the 2013 Plan, the number of shares authorized for grants under the 2013 Plan is 20,000,000, reduced by the number of shares subject to awards granted under the prior equity plan of the Company after December 31, 2012. The number of shares available for issuance under the 2013 Plan shall be reduced by the aggregate number of shares which become subject to outstanding options, outstanding free-standing SARs, outstanding Stock Awards, and outstanding performance awards denominated in common shares.
PulteGroup, Inc. Senior Management Incentive Plan
At the 2013 Annual Meeting, the Company's shareholders also approved the PulteGroup, Inc. 2013 Senior Management Incentive Plan (the “Incentive Plan”), which had been previously approved by the Board of Directors, subject to shareholder approval. The following paragraphs provide a summary of certain terms of the Incentive Plan. The Incentive Plan is set forth in its entirety as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
The Compensation Committee administers the Incentive Plan and will designate the eligible individuals who will participate in the Incentive Plan for a specified performance period. All officers of the Company and its subsidiaries are eligible to be designated for participation in the Incentive Plan. The Incentive Plan provides for incentive awards to eligible participants based on the achievement of objective performance goals for performance periods commencing on or after January 1, 2013.
Upon attainment of the relevant performance goals, a participant will be eligible to receive an award determined pursuant to an objective formula or standard established at the same time the performance goals were established, unless the award is subject to other terms and conditions established by the Compensation Committee, including, as a condition to vesting, the continued employment of the participant for a specified period of time subsequent to the end of a performance period. The formula or standard may be based on an employee's base salary at the time or immediately before the performance goals for such performance period were established or on other fixed and determinable measures. The award may be paid in cash or in common shares of the Company, or partly in cash and partly in common shares.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The following matters were considered and acted upon at the 2013 Annual Meeting, with the results indicated below.

Director Nominee	Shares Voted For	Shares Withheld	Broker Non-Votes
Brian P. Anderson	282,778,688	9,167,374	50,043,443
Bryce Blair	285,812,255	6,133,807	50,043,443
Richard J. Dugas, Jr.	279,846,682	12,099,380	50,043,443
Thomas J. Folliard	291,169,633	776,429	50,043,443
Cheryl W. Grisé	284,539,764	7,406,298	50,043,443
Andre J. Hawaux	291,157,613	788,449	50,043,443
Debra J. Kelly-Ennis	282,080,693	9,865,369	50,043,443
Patrick J. O'Leary	285,325,941	6,620,121	50,043,443
James J. Postl	285,742,002	6,204,060	50,043,443

	For	Against	Abstain	Broker Non-Votes
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm	337,690,686	3,831,579	467,240	—
Advisory vote on executive compensation	286,462,315	4,604,951	883,253	50,038,986
Approval of 2013 Senior Management Incentive Plan	280,819,116	10,594,071	537,332	50,038,986
Approval of 2013 Stock Incentive Plan	266,346,190	24,987,511	616,818	50,038,986
Approval of an amendment to extend the term of the Company's amended and restated Section 382 rights agreement	214,449,354	76,607,895	893,813	50,038,443
Proposal requesting the election of directors by a majority, rather than plurality, vote	133,285,304	157,969,447	695,768	50,038,986
Proposal regarding the use of performance-based options	106,805,736	184,648,004	497,322	50,038,443

Item 9.01. Financial Statements and Exhibits.

10.1 PulteGroup, Inc. 2013 Stock Incentive Plan

10.2 PulteGroup, Inc. 2013 Senior Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date:	May 13, 2013	By:	/s/ Steven M. Cook
			Name:	Steven M. Cook
			Title:	Senior Vice President,
General Counsel
and Secretary

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